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                                                                    Exhibit 10.2

                                                                  CONFORMED COPY

                                   DATA SUPPLY
                             AND SERVICES AGREEMENT

     THIS DATA SUPPLY AND SERVICES AGREEMENT is made and entered into as of January 6, 2006 (the "Effective Date") by and among NDC Health Information Services (Arizona) Inc., a Delaware corporation ("Client"), NDCHealth Corporation, a Delaware corporation ("NDCHealth"), and Per-Se Technologies, Inc., a Delaware corporation ("Patriot").

                                    RECITALS

     Client is in the business of providing data, analytics and information management support solutions to pharmaceutical manufacturers, Biotechnology Firms, Medical Device Manufacturers, Wall Street investment and private equity firms (buy and sell side) for purposes of their pharmaceutical and biotechnology analysis and governmental payors, enabling them, among other things, to evaluate performance, develop strategies and optimize their marketing and sales efforts, rebate spend and clinical trial recruitment efforts (the "IM Business").

     NDCHealth is in the business of (i) processing, editing and transmitting pharmacy and medical data between providers (pharmacy, physician, hospital) and payers (commercial, non-profit and government) and other parties (government reporting, etc.), (ii) the development, sale and maintenance of systems for the pharmacy, high volume (mail order, payers), hospital and physician markets and claims cash flow management systems for the hospital industry and (iii) the development, sale, license and conveyance of informatics products to the retail pharmacy industry, Medical Device Manufacturers (limited to utilization review) and third-party payers.

     Immediately prior to the Effective Date, Client was a wholly owned subsidiary of NDCHealth. Upon the closing of the transactions contemplated by that certain Stock Purchase Agreement, dated as of August 26, 2005, by and among Wolters Kluwer Health, Inc. ("WKHI"), NDCHealth and Client (the "Purchase Agreement"), WKHI is acquiring, as of the Effective Date, all of the issued and outstanding equity interests of Client (the "Sale Transaction").

     Simultaneously herewith Client and NDCHealth have entered into a Retail Informatics Supply and Services Agreement (the "RI Agreement") and a Contribution Agreement (the "Contribution Agreement").

     Upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 26, 2005, by and among Patriot, and NDCHealth, Royal Merger Co., a Delaware corporation and a wholly owned subsidiary of Patriot ("Purchaser"), Purchaser will merge with and into NDCHealth (the "Merger") such that NDCHealth will continue as the surviving corporation and a wholly owned subsidiary of Patriot following the Merger.

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     Prior to consummation of the Sale Transaction, NDCHealth provided to Client data and related support services through intercompany arrangements. The parties are entering into this Agreement to set forth the terms and conditions pursuant to which NDCHealth and Patriot shall provide to Client data and related services after consummation of the Sale Transaction and the Merger.

     As an integral part of the long-term commercial relationship contemplated by this Agreement and as a partial inducement to NDCHealth to enter into this Agreement, Client has agreed to contemporaneously enter into the RI Agreement.

     Capitalized terms shall have the meanings ascribed to them in Section 13 of this Agreement.

     NOW, THEREFORE, for and in consideration of the above premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DATA SUPPLY; DE-IDENTIFICATION AND ENCRYPTION; NDCHEALTH CERTIFICATION; MONITORING

     (a) Covered Data. Subject to the terms and conditions of this Agreement, during the Term, NDCHealth shall deliver Covered Data to Client. NDCHealth shall provide the Covered Data to Client (or, if requested by Client, the Permitted Designee) pursuant to the Service Level Commitments. Patriot covenants and agrees that it shall use commercially reasonable efforts to enable the delivery of Patriot Data to Client (or, if requested by Client, the Permitted Designee) via the NDC Proprietary Network; provided that the parties acknowledge and agree that (i) on the date hereof, none of the Patriot Data Agreements allow Patriot to license, transmit or deliver Patriot Data as contemplated in this Agreement and (ii) in utilizing its commercially reasonable efforts to enable the license, transmission or delivery of the Patriot data, Patriot shall not be obligated to agree to pay to any third party data provider fees for such Patriot Data.

     (b) Method and Timing of Delivery. NDCHealth shall deliver the Covered Data to Client (or, if requested by Client, the Permitted Designee) in accordance with the Data Transmission Protocol. The Covered Data shall be deemed delivered to Client when successfully placed on Client's FTP Server, as evidenced by NDCHealth's FTP server logs.

     (c)  Alterations to Covered Data and Delivery.

          i. Notwithstanding the terms of this Agreement, NDCHealth retains the right at any time during the Term to alter the content, format, method or timing of delivery of the Network Data if NDCHealth determines, in its reasonable discretion, exercised in accordance with its policies and


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               procedures (applied in a non-discriminatory manner with respect to similar circumstances) that such alteration is required as a result of (i) changes in the Act or other Applicable Laws, (ii) the passage of any new Applicable Laws, (iii) the issuance of a published interpretation of the Act or any other Applicable Law by a Governmental Body, (iv) the inability of NDCHealth to obtain Level 1 Certification, or (v) the terms of the Data Agreements (each of the enumerated items are hereinafter referred to as a "Data Alteration Event"). If NDCHealth determines any such alteration is required, NDCHealth will notify Client as soon as reasonably practicable and provide Client with an explanation of the reasons for the alteration.

          ii. NDCHealth covenants and agrees that it shall use commercially reasonable efforts to cause the terms of the NDC Data Agreements first entered into after the Effective Date to permit or, in the case of NDC Data Agreements that are executory as of the Effective Date, to continue to permit, NDCHealth to license the Licensed Data to Client in the manner described in this Agreement.

          iii. NDCHealth covenants and agrees that it shall use commercially reasonable efforts to ensure that any Informatics Business Agreements also constitute NDC Data Agreements.

          iv. NDCHealth shall use commercially reasonable efforts to provide Client with sixty (60) days (or such shorter period as is practicable under the circumstances) advance notice of any termination or non-renewal of an NDC Data Agreement.

     (d)  Redelivery; Retention of Data.

          i. If any delivery of Delivered Data is damaged or unreadable and Client notifies NDCHealth thereof in writing within five (5) days after Client's receipt of such Delivered Data, NDCHealth shall transmit to Client replacement Delivered Data within two (2) days of its receipt of written notice from Client.

          ii. NDCHealth shall retain the Network Data in its raw format, prior to encryption and de-identification, for a period of the longer of six (6) years or such period as may be required by the Act or other Applicable Laws. If Client desires that NDCHealth retain the Covered Data for longer periods, Client shall provide NDCHealth with such a request and NDCHealth shall provide Client with an estimate of the resulting increase in costs to NDCHealth. If Client agrees in writing to reimburse NDCHealth an amount equal to the lesser of such estimated increase in costs and NDCHealth's actual increase in costs pursuant to Section 6(b)(ii) of this Agreement, NDCHealth shall extend its retention of the Covered Data for such longer period.


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     (e)  License Grant; Support and Maintenance.

          i. The parties acknowledge that pursuant to the Contribution Agreement, NDCHealth has conveyed to Client, subject to the terms and conditions of the Contribution Agreement, all of NDCHealth's right, title and interest in and to the Encryption Engine, other than the Key (as defined in the Contribution Agreement). In connection with the ownership and license rights set forth in
               Section 1.2 of the Contribution Agreement and subject to the terms and conditions of this Agreement, Client hereby grants to NDCHealth and NDCHealth hereby accepts a non-exclusive, fully-paid, world-wide, irrevocable, royalty-free license for the sole purpose of engaging in the following activities during the
               Term: (A) internal use of the Encryption Engine for purposes of performing its obligations under and pursuant to this Agreement and the RI Agreement; (B) to perform data restoration as agreed upon in writing by the parties; and (C) any other use as agreed upon in writing by the parties. NDCHealth agrees that it shall not transfer or sublicense any of its rights set forth in this paragraph except in connection with an assignment of this Agreement in accordance with Section 12(b).

     (f) De-Identification and Encryption of Delivered Data. Before delivering Covered Data and (to the extent authorized for delivery) Patriot Data to Client, NDCHealth shall de-identify the Covered Data and Patriot Data to Level 1 De-Identification and shall utilize the Encryption Engine to encrypt such Covered Data and Patriot Data.

     (g) Data Certification. NDCHealth shall provide Client with Level I Certifications in accordance with the Data Security Requirements.

     (h) DISCLAIMER. CLIENT ACKNOWLEDGES THAT THE COMPLETENESS OF THE DATA ELEMENTS INCLUDED IN THE DELIVERED DATA IS DEPENDENT ON THE DATA ELEMENTS INCLUDED IN THE CLAIMS DATA RECEIVED BY NDCHEALTH OR PATRIOT FROM THE PHARMACIES AND HEALTH CARE PROVIDERS PROVIDING SUCH DATA. NEITHER NDCHEALTH NOR PATRIOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE DELIVERED DATA, AND HEREBY DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE, COMPLETEDNESS, AND ACCURACY.

     (i) Discovery of PHI. Client shall notify NDCHealth immediately if Client becomes aware of (a) any PHI included in the Delivered Data or (b) any unauthorized access, use, disclosure, modification or destruction of information or interference in the operation of any information system maintained by Client containing


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          Delivered Data. Following such notice, Client shall consult with
          NDCHealth regarding treatment and handling of the Delivered Data determined to contain PHI and shall destroy all Delivered Data including PHI in a manner satisfactory to NDCHealth and shall certify such destruction to NDCHealth in writing.

2.   LICENSE TO USE LICENSED DATA; PROHIBITED USES OF COVERED DATA; OWNERSHIP

     (a)  Licenses.

          i. Exclusive License. Subject to the terms, conditions, and restrictions set forth in this Agreement and any limitations imposed by Applicable Laws, NDCHealth and Patriot hereby grant to Client an exclusive, world-wide, non-transferable (except to the extent this Agreement is transferred in accordance with its terms) license to the Network Data for use by Client in the IM Field, for a period of ten (10) years commencing on the Effective Date in accordance with terms and conditions of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prohibit NDCHealth or Patriot from continuing to license the Network Data pursuant to existing NDCHealth or Patriot customer contracts, including any extensions or renewals thereof.

          ii. Non-Exclusive License. Subject to the terms, conditions and restrictions set forth in this Agreement and any limitations imposed by Applicable Laws, NDCHealth and Patriot hereby grant to Client during the Term a non-exclusive, world-wide, non-transferable (except to the extent this Agreement is transferred in accordance with its terms) license to the Network Data for all lawful uses except in the NDC Field.

     (b)  Scope of Use of Delivered Data.

          i. Subject to the restrictions set forth in this Agreement, Client shall be permitted to use, copy, extract, compile, assimilate, manipulate, analyze and otherwise process and modify the Licensed Data and to the extent authorized for delivery the Patriot Data for purposes of incorporating the Delivered Data into Certified Products and may license, sublicense, transmit and distribute the Licensed Data and to the extent authorized for delivery of the Patriot Data, as incorporated into Certified Products, to third parties in accordance with the terms of this Agreement.

          ii. As a condition to Client's license to any third party of the Delivered Data, as incorporated into Certified Products, Client shall first enter into a written agreement with such third party which contains terms sufficient to restrict such third party's use of the Delivered Data included in the Certified Products in a manner consistent with the Data Security Requirements. Such agreements shall include, without limitation, (a) a


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               right for Client to cease providing Certified Products to such third party if such third party uses the Delivered Data included in the Certified Products in any manner prohibited by this Agreement, the Act or other Applicable Laws, (b) an express obligation not to employ the Delivered Data for any Prohibited Use, and (c) an express right for Client to audit such third party on terms consistent with NDCHealth's rights under Section 4(a). Client covenants and agrees that it will audit each such third party described in this paragraph both on a periodic basis and upon the reasonable request of NDCHealth and/or Patriot, and will deliver the results of each such audit promptly to NDC Health and Patriot.

     (c) Certain Covenants. Notwithstanding the licenses granted pursuant to this Section 2 or any other term of this Agreement, Client covenants and agrees that it shall not engage, and shall not cause or permit any Person acting on its behalf or at its direction to engage, at any time in any Prohibited Use of the Delivered Data. NDCHealth and Patriot each covenants and agrees that during the Term, it shall not (i) use the Network Data actually purchased by Client (or, during the first five (5) years of the Term, actually delivered to Client) to create, sell or deliver the IM Products in the IM Field, or (ii) license or sell any Network Data actually purchased by Client (or, during the first five (5) years of the Term, actually delivered to Client) to the IM Party for use in the IM Field. Subject to the provisions of the second sentence of Section 2(a)(i), NDC Health and Patriot each covenants and agrees that during the first five (5) years of the Term, NDCHealth shall not use the NDC Proprietary Network, and Patriot shall not use a like network controlled by Patriot, to process data for use in the IM Field by any third party and thereafter for the remainder of the Term for use in the IM Field by the IM Party.

     (d) Survival. The licenses granted pursuant to this Section 2 shall survive the expiration or earlier termination of this Agreement with respect to Network Data provided to Client before the effective date of such expiration or termination, provided Client remains in compliance with all material terms and conditions of this Agreement applicable to such Network Data and provided further that any such surviving license shall, in respect of Network Data initially licensed exclusively, revert to a non-exclusive license six years after the date of purchase or delivery (whichever is earlier) but in any event not sooner than the end of the tenth year of the Term.

     (e) Ownership of Data. As between the parties, (i) all rights in and to the Network Data (including, but not limited to, all intellectual property rights therein) shall remain the property of NDCHealth, Patriot or such other licensor of the Network Data to NDCHealth or Patriot, and (ii) all rights in and to the Certified Products (including, but not limited to, all intellectual property rights therein) shall remain the property of Client. Client shall acquire no right, title or interest in or to the Network Data except as otherwise expressly provided in this Section 2. Nothing in this Agreement shall be deemed to confer upon NDCHealth, Patriot or any


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          other Person any right, title or interest in or to the Client Data
          (including, but not limited to, all intellectual property rights therein) except as necessary to perform NDCHealth's obligations hereunder. Client Data shall remain the property of Client or such other licensor of the Client Data to Client.

3.   CLIENT CERTIFICATIONS

     (a) Security Certifications. Client shall provide NDCHealth with annual Level II Certifications and an annual Security Certification in accordance with the Data Security Requirements.

     (b) Level II Certification. Prior to any offer for sale, sale, license, delivery or other conveyance by Client, or by any Person acting on Client's behalf or at Client's direction, of a Covered Data Product, Client shall provide NDCHealth with Level II Certifications for such Covered Data Product in accordance with the Data Security Requirements.

     (c) Level III Certifications. Any material change or modification to (i) a Certified Product; (ii) the permitted or prohibited uses of a Certified Product or (iii) any ad hoc or non-standard deliverable or product that has not received a Level II Certification must be preceded by a Level III Certification delivered to and approved by NDCHealth pursuant to this Section 3(c). The implementation of any material change or modification to a Certified Product or to the permitted or prohibited uses thereof that has not been preceded by a Level III Certification delivered to NDCHealth in accordance with the Data Security Requirements and this Section 3(c) shall result in the affected Covered Data Product(s) no longer constituting Certified Products for purposes of this Agreement. For purposes of this Agreement, any modification to a Certified Product or to its permitted or prohibited uses shall be deemed material if, in NDCHealth's reasonable discretion exercised in accordance with NDCHealth's policies and procedures (applied in a non-discriminatory manner with respect to similar circumstances), such modification could reasonably be expected to adversely impact the validity of the Level II or Level III Certification applicable to such Certified Product.

     (d) Form of Certifications. Each Client Certification shall be signed by a Qualified Statistician reasonably acceptable to NDCHealth. All fees and expenses incurred by Client in obtaining the Client Certifications shall be borne by Client.

     (e) Additional Certifications. If any third party from which NDCHealth obtains data that is included within the Delivered Data is entitled, pursuant to a Data Agreement governing the provision of such data, to receive certifications, in addition to those set forth in this Section 3, Client shall provide such certifications as a condition to the inclusion within the Delivered Data of the data provided by such third party.


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     Client may at any time at Client's reasonable discretion, upon ninety (90)
     days' prior written notice to NDCHealth, alter any aspects of the policies and procedures relating to Client's determination of whether to issue a particular Client Certification; provided that, if at any time during the 90-day notice period set forth in this paragraph, NDC determines, in its reasonable discretion, that a proposed alteration would not be consistent with this Agreement (including the Data Security Requirements) the Act, Applicable Laws or the NDC Data Agreements, Client will refrain from effecting the proposed alteration until such time as NDCHealth has consented in writing to the proposed alteration. Client shall promptly notify NDCHealth upon learning of any unsuccessful, unauthorized, access, use, disclosure modification or interference with the NDC Proprietary Network or involving any Network Data.

4.   AUDIT RIGHTS AND DATA SUSPENSION

     (a) Audit Rights. Subject to the provisions of this Section 4, NDCHealth may, at any time upon reasonable notice to Client, engage a third party auditor reasonably acceptable to Client to inspect and audit the systems, operations, processes, records and leased and owned premises of Client (or of any Person performing services on behalf of or at the direction of Client) that relate to or impact in any material respect the transmission, processing or storage of the Delivered Data or the sale, license, delivery, distribution or other conveyance of any Covered Data Product for purposes of confirming Client's compliance with the terms, conditions and requirements of this Agreement. Client shall include in its contracts with Persons performing functions on behalf of or at the direction of Client and lessor of premises to Client, which functions or premises are within the scope of the audit rights afforded NDCHealth pursuant to this Section 4(a), terms requiring such Persons to grant NDCHealth sufficient access to such Persons' systems, processes, operations, records and premises to enable NDCHealth to exercise fully its rights hereunder; provided that Client shall not be required to include in its leases such terms if Client otherwise has the right to allow NDCHealth access to such premises. NDCHealth may engage a third party, reasonably acceptable to Client, to perform audits in accordance with this Section 4(a) on behalf of NDCHealth, provided (i) such third party is not engaged in a business that is competitive with the business engaged in by Client and (ii) such third party enters into a confidentiality or similar agreement placing reasonable restrictions on such third party's use of any confidential information of Client obtained by the third party during its performance of the audit. For purposes of this Section 4(a), "reasonable notice" means notice of at least five (5) calendar days, or such shorter period that NDCHealth demonstrates it reasonably requires; provided, however, that NDCHealth shall be permitted to exercise its audit rights under this Section 4(a) immediately and without advance notice if the audit pertains to a suspected breach of the terms of Section 2(a), 2(b) or 2(c) of this Agreement or a suspected violation of the Act or other Applicable Laws. NDCHealth may perform an audit under this Section 4(a) no more often than once in any six (6) month period, except that NDCHealth may perform such audits more often if the audit pertains to a suspected breach of the terms of Section 2(a), 2(b) or 2(c) of this Agreement


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          or a suspected violation of the Act or other Applicable Laws, or if otherwise required under the Act or any other Applicable Laws, or if required by a court or another Governmental Body. Client shall cooperate, as reasonably requested by NDCHealth, in any audits performed on behalf of NDCHealth (or by any third party engaged by NDCHealth) pursuant to this Section 4(a). Any audits performed on behalf of NDCHealth (or a third party engaged by NDCHealth) pursuant to this Section 4(a) shall be conducted at the expense of NDCHealth. During the Term, and for a period of six (6) years thereafter, or for such longer period as may be required by the Act or other Applicable Laws, Client shall retain sufficient historical business records, for a period of at least six (6) years, to evidence compliance with its obligations under this Agreement, the Act and all other Applicable Laws. Any notice of NDCHealth's intent to conduct an audit pursuant to this Section 4(a) shall be provided in writing to an individual designated by Client to receive such notice, and to Client at the address specified in Section 12(d) of this Agreement. Any audit conducted pursuant to this Section 4(a) shall be conducted so as to minimize any disruption to the conduct of Client's day-to-day operations to the extent reasonably possible in light of the circumstances, and otherwise in a commercially reasonable manner.

     (b) Data Suspension. If NDCHealth or its auditor determines, in its reasonable discretion, whether as a result of an audit performed pursuant to Section 4(a) or otherwise, a Data Alteration Event has occurred or that any change in Client's transmission, use or storage of the Delivered Data or any Certified Product (i) constitutes a breach of the terms of Section 2(a), 2(b) or 2(c) of this Agreement,
          (ii) is not in compliance with the Act, other Applicable Laws or the terms of any Data Agreement, or (iii) poses greater than a Very Small risk that Delivered Data in a particular Covered Data Category could be used or disclosed in a manner to identify individuals, NDCHealth shall immediately notify Client of such determination, and NDCHealth may, upon delivery of such notice, suspend transmission of all Delivered Data included in each Covered Data Category which NDCHealth or its auditor determines, in its reasonable, good faith discretion, should be suspended in response to such Data Alteration Event or in order to eliminate such breach, non-compliance or greater risk. In such event (a "Data Suspension Event"), NDCHealth shall (i) continue to produce, but withhold delivery of, the Delivered Data included in each suspended Covered Data Category, (ii) store all Delivered Data produced during such Data Suspension Event and included in each suspended Covered Data Category, and (iii) upon a joint determination by the parties that delivery of the Delivered Data included in a suspended Covered Data Category may be resumed in compliance with the Act, other Applicable Laws and the terms of this Agreement and the NDC Data Agreements, transmit such stored Delivered Data to Client and resume ongoing delivery of the Covered Data included in such Covered Data Category. Client shall continue to pay for all Delivered Data produced during such Data Suspension Event included in each suspended Covered Data Category on a monthly basis as if such Delivered Data had been delivered to Client if such Data Suspension Event arises from any action or failure to act on the part of Client. If


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          Client is not required to pay for Network Data pursuant to the preceding sentence, then upon any such Data Suspension Event, the Data Providers may sell or license any Network Data subject to such Data Suspension Event provided that if any third party makes a bona fide offer to purchase or license such Network Data, Data Provider shall first offer to Client the right to resume paying for such Network Data and Client shall promptly notify Data Provider whether it will resume paying for such Network Data, failing which Data Provider shall be free to sell or license such Network Data to the third-party offeror.

5.   SERVICES

     (a) Data Support Services. During the first five (5) years of the Term, NDCHealth shall make available to Client employees of NDCHealth with sufficient experience and expertise in operational matters related to the collection and transmission of the Delivered Data (excluding certification services, except to the extent such services are provided pursuant to the Transition Services Agreement) to provide reasonable data support services to Client. The parties anticipate that the data support services shall be provided primarily by telephone and email communications. Notwithstanding the foregoing, if requested by Client, NDCHealth shall provide the data support services on-site at Client facilities at Client's cost and expenses (including reasonable travel expense); provided that Client must provide NDCHealth with reasonable advance notice of a request for on-site support. NDCHealth shall cause any of its employees providing Data Support Services at Client facilities to comply with all rules and guidelines of Client applicable to conduct in its premises, including security protocols. NDCHealth shall be responsible for the conduct of its employees while present in Client facilities and shall take all reasonable precautions to prevent the occurrence of any injury to persons or property or any interference with the operations of Client.

     (b)  Messaging Services.

          i. Subject to Applicable Laws, the terms of NDCHealth's agreements with its pharmacy customers and Client's compliance with the terms of this Section 5(b), during the Term, NDCHealth shall continue to allow Client to utilize the NDC Proprietary Network to provide the Existing Messaging Programs in a manner consistent, in all material respects (including with respect to the types, sizes and volume of messages transmitted), with the manner in which such Existing Messaging Programs were provided prior to the Effective Date.

          ii. In consideration of the use of the NDC Proprietary Network for the creation and delivery of Existing Messaging Programs and any additional Messaging products offered by the parties pursuant to
               Section 5(b)(iv), the Client shall pay to NDCHealth an amount equal to one-half of Net Messaging Revenue, and Client shall simultaneously distribute allocable


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               costs in the calculation of Net Messaging Revenue to the party incurring such costs.

          iii. Client represents, warrants and covenants that all Messages created and delivered by NDCHealth pursuant to this Section 5(b), the manner of delivery of such Messages (except to the extent solely determined and controlled by NDCHealth), the delivery thereof and the use of PHI in connection therewith shall comply with all Applicable Laws, including without limitation, all applicable regulations promulgated by the Food and Drug Administration and all other Governmental Bodies that regulate the activities relating to such Messages.

          iv. If (i) Client requests during the Term that any Existing Messaging Program or the manner in which NDCHealth creates or delivers an Existing Messaging Program be modified to include new features or functionality or that any new or additional Messaging in addition to the Existing Messaging Programs be developed and offered, or (ii) changes in technology or Applicable Laws require or make advisable changes in any such Messaging or the manner in which NDCHealth creates or delivers such Messaging, the parties shall negotiate in good faith the terms of any such modifications or development, including costs, if any, to be charged by NDCHealth to Client for its modification or development of such Messaging, and any regulatory or other approvals, licenses or consents necessary or advisable under Applicable Laws to permit the creation and delivery of such Messaging as so modified or developed. If the parties are unable to agree upon the terms of any such modification or development, NDCHealth shall not be required to proceed with such modification or development.

          v. Client shall use commercially reasonable efforts to utilize the NDC Proprietary Network for pharmaceutical sponsored letter programs; provided (i) NDCHealth's price for such services are competitive and (ii) Client shall offer NDCHealth any business opportunities related to such programs provided NDCHealth can match the best price for such product or service being offered with respect to such pharmaceutical sponsored letter program.

          vi. The parties shall, in good faith, cooperate to jointly develop and commercialize "ePrescribing" products utilizing the NDC Proprietary Network. To the extent the parties are able to jointly develop and commercialize any contemplated ePrescribing products, net revenues attributable to the commercialization of such ePrescribing products shall be shared equally between the parties. To the extent the parties are unable to agree upon the joint development and commercialization of any contemplated ePrescribing products, either party shall be free to develop and commercialize such product independently and without the participation of the other party.

     (c)  Destruction and Use of the Key.

          i. The parties acknowledge that, as of the Effective Date, Client's mainframe system located in the Client Data Center includes one or more copies of the Key. Client shall locate and destroy all backup and other copies of the Key in the possession of Client or any of its agents. Client hereby covenants that, from and after the Effective Date, Client shall not, in any manner or for any purpose, access or use the Key or permit any other Person to do so except in accordance with the Escrow Agreement. If Client becomes aware of any such event it shall notify NDCHealth immediately.

          ii. Except as may be permitted pursuant to the terms of the Escrow Agreement, NDCHealth acknowledges and agrees that it shall have no right to transfer, copy, use, license or otherwise dispose of the Key for any purpose except to the extent necessary to provide the Key Account Services and to encrypt the Covered Data in accordance with the terms of this Agreement.

     (d) Data Extraction Tool. During the period preceding the Effective Date, the parties were engaged in an initiative pursuant to which NDCHealth was developing an extraction tool (the "Extraction Tool") to be integrated into NDCHealth's Lytec and Medisoft practice management systems, which tool would enable physician data to be extracted (such data the "Extracted Physician Data") from data provided by physicians and relating to such physicians' practices, pursuant to the physicians' express consent, employing such practice management systems and delivered to the NDCHealth Proprietary Network for subsequent use to support certain product offerings of Client. The parties agree that if they elect, they will continue their respective efforts with respect to such initiative, including, in the case of NDCHealth, the further development of the Extraction Tool and in the case of Client, the payment of $300,000 (the "Extraction Tool Development Fee") to NDCHealth. In consideration of the development and implementation of the Extraction Tool, Client may pay to NDCHealth the Extraction Tool Development Fee promptly after the Extraction Tool, in a form reasonably acceptable to Client, has been implemented in a manner reasonably acceptable to Client. The implementation and rollout of the Extraction Tool and the terms of any use of Extracted Physician Data in support of Client products shall be subject to terms agreed upon by the parties, if at all, in writing after the Effective Date.

     (e) Existing PHI Products. The parties acknowledge that, as of the Effective Date, NDCHealth supports and provides PHI Data Sets for Client's delivery of the Existing PHI Products pursuant to the PHI Agreements. Subject to any restrictions or prohibitions that may be imposed under the Act, other Applicable

          Laws or the terms of NDC Data Agreements, NDCHealth shall continue to support and supply PHI Data Sets for the sale of Existing PHI Products pursuant to and in accordance with the terms of the PHI Agreements, in a manner consistent with the Service Level Commitments and in accordance with Section 5(d). If Client desires during the Term, that NDCHealth support and provide data for New PHI Products in addition to the Existing PHI Products (or that represent modifications to Existing PHI Products), or if Client desires to enter into new agreements for the sale of Existing PHI Products or to amend existing PHI Agreements, NDCHealth shall cooperate in good faith with Client in such initiatives, provided that NDCHealth retains the right to decline to support and provide data for New PHI Products in its reasonable discretion. Any such additional or modified support and provision of data that NDCHealth elects to provide shall be on terms agreed upon by the parties in writing; provided, however, that if the parties are unable to agree, NDCHealth shall not be required to provide such additional or modified support and provision of data. Subject to receipt of appropriate patient authorizations that comply with the Act and written consents from the appropriate pharmacies, each in form reasonably satisfactory to NDCHealth, NDCHealth shall cooperate in good faith with Client regarding the release to Client of data related to Existing PHI Products and New PHI Products (to the extent NDCHealth elects to provide such New PHI Products).

     (f) Key Account Services. The parties acknowledge that, as of the Effective Date, NDCHealth maintains and supports a database of PHI Data Sets in order to provide data products pursuant to the Key Account Agreements. The parties further acknowledge that compliance with the Act will require that, as of the Effective Date, products that are offered pursuant to Key Account Agreements be serviced by employees of NDCHealth. NDCHealth covenants and agrees that at all times during the Term, it shall utilize the services of four (4) (or such other appropriate number as Client may reasonably request) NDCHealth employees (the "Key Account Personnel") to provide the Key Account Services. NDCHealth may select the employees to serve in such functions in its discretion, provided each such employee shall be reasonably acceptable to Client and sufficiently experienced and qualified to support the applicable products in a professional and workmanlike manner. NDCHealth shall charge Client for the services provided by the Key Account Personnel pursuant to Section 6(b)(i) of this Agreement. If Client desires that NDCHealth provide additional or modified data or support with respect to the Key Account Agreements or the customers thereunder, NDCHealth shall cooperate in good faith with Client in such initiatives, provided that NDCHealth retains the right to decline to provide such support and data in its reasonable discretion (other than renewals of existing Key Account Agreements on similar terms). Any such additional or modified support and data that NDCHealth may elect to provide shall be on terms agreed upon by the parties in writing; provided, however, that if the parties are unable to agree, NDCHealth shall not be required to provide such additional or modified support and data.

     (g) Informatics Products. Subject to timely delivery of the relevant retail informatics products from Client pursuant to the RI Agreement (the "Retail Informatics Products"), NDCHealth shall continue to deliver Retail Informatics Products pursuant to the terms of the Walgreens Agreement and the Albertson's Agreement in accordance with the existing terms thereof until the expiration or earlier termination of the Walgreens Agreement and the Albertson's Agreement, respectively. In the case of the Walgreens Agreement, (i) NDCHealth shall invoice Walgreens directly for amounts payable with respect to the Retail Informatics Products provided pursuant to the Walgreens Agreement, and NDCHealth shall retain all amounts paid by Walgreens with respect to such products, and (ii) invoicing and payments with respect to the Certified Products provided by Client pursuant to the Walgreens Agreement shall be directly between Client and Walgreens. Subject to timely delivery of Retail Informatics Products from Client pursuant to the RI Agreement, in the case of the Albertson's Agreement, NDCHealth shall continue to deliver the Retail Informatics Products pursuant to the terms of such agreement, but shall not receive payment in exchange for providing such products.

     (h) Use of NDCHealth Premises by Client Employees. The parties acknowledge that as of the Effective Date seven (7) employees of Client are provided with office space at NDCHealth Corporation, NDC Plaza, Atlanta, Georgia, and one (1) employee of Client is provided with office space at 6100 South Yale Avenue, Suite 1900, Tulsa, Oklahoma 74136. During the Term, NDCHealth shall continue to allow such Client employees (or new employees who replace such employees) to occupy and utilize, without charge, similar office space and facilities at such premises (or any similar premises to which NDCHealth may relocate during the Term). Client shall cause its employees occupying such premises to comply with all rules and guidelines of NDCHealth applicable to conduct in its premises, including security protocols. Client shall be responsible for the conduct of its employees while present in NDCHealth facilities and shall take all reasonable precautions to prevent the occurrence of any injury to persons or property or any interference with the operations of NDCHealth.

     (i) Serono. NDCHealth and Client shall continue to perform their respective obligations under the Serono Agreement in accordance with the terms thereof and in a manner consistent with their practices as of the Effective Date. All revenues received pursuant to the Serono Agreement with respect to periods after the Effective Date shall be shared equally between the parties.

     (j) New Services. Client may request from time to time during the Term that NDCHealth provide to Client New Services in addition to those described in this Section 5 as required to be provided to Client as of the Effective Date. By way of example, the parties contemplate that New Services may include activities related to the (i) transition of data feeds for certain Client Data to direct data feeds to Client's Data Center, and (ii) the outsourcing by Client of certain portions of its information technology infrastructure. NDCHealth shall cooperate in good faith regarding any requests by Client that NDCHealth perform New Services. The terms and conditions pursuant to which NDCHealth would provide New Services, including any fees that would be payable by Client to NDCHealth in consideration of its performance thereof, shall be agreed upon by the parties in writing prior to the commencement of the performance of any New Services by NDCHealth; provided, however, that if the parties are unable to agree on the terms and conditions pursuant to which NDCHealth would provide any New Services, NDCHealth shall not be required to provide such New Services.

6. PAYMENTS AND INVOICING

     (a) Fees. The parties have agreed to allocate $40,000,000 of the purchase price paid to NDCHealthpursuant to the Purchase Agreement as partial consideration for the performance by NDCHealth of its obligations under this Agreement and the license to the Licensed Data and NDC Proprietary Network granted to Client hereunder. Client shall pay fees to the Data Provider as set forth on the Fee Schedule as further consideration for the performance by the Data Providers of their obligations under this Agreement and the license to the Delivered Data and NDC Proprietary Network granted to Client hereunder.

     (b) Reimbursement of Costs. Client shall be subject to the following additional charges (collectively, the "NDC Expenses"):

          i. Client shall reimburse NDCHealth for all salary, bonus and benefits costs incurred by NDCHealth in connection with its employment of the Key Account Personnel during the Term; provided that NDCHealth shall consult with Client before paying any bonus or other compensation other than in the ordinary course of business.

          ii. To the extent NDCHealth agrees, in its discretion, to provide any modified data or modified services hereunder or any modifications in the manner in which data or services are provided hereunder, such modifications shall be agreed upon in writing in advance by the parties. In addition to the payment to NDCHealth of any fees that may be agreed upon by the parties in connection with such modifications, Client shall reimburse NDCHealth for any actual additional costs incurred by NDCHealth as a result of such modifications, and shall reimburse NDCHealth for the actual cost of all travel, travel-related (including food, lodging and incidental) and out-of-pocket expenses incurred by NDCHealth employees in performing the Data Support Services at Client sites, provided in each case that such expenses are reasonable and evidenced by sufficient documentation provided to Client.

     (c) Fees for New Services. Any fees payable by Client to NDCHealth in connection with NDCHealth's performance of New Services shall be agreed upon by the parties in writing pursuant to Section 5(i).

     (d) Payment and Invoice. Within fifteen (15) days after the end of each calendar month during the Term, NDCHealth shall invoice Client for amounts, if any, that may be due under this Agreement with respect to such month. Each invoice shall provide in reasonable detail a breakdown of the amounts invoiced by the categories of fees, NDC Expenses and New Services, as applicable. Client shall pay to NDCHealth all invoiced amounts not in dispute within thirty (30) days of Client's receipt of each invoice.

     (e) Withholding of Disputed Amounts. Client shall have the right to dispute in good faith any amount included in any invoice delivered pursuant to this Agreement and to withhold from payment of any such invoice the amount in dispute. If any invoice is disputed, the undisputed amount shall be timely paid and the parties shall negotiate in good faith a resolution for the remainder; provided, however, that if the parties cannot reach agreement on any disputed amount, the matter shall be resolved in accordance with Section 10 of this Agreement. If Client disputes the amount of any invoice, it shall provide NDCHealth with a written notice setting forth the disputed amount and the reasons therefor. Any deduction of a disputed amount of an invoice that is not specifically agreed to by NDCHealth in writing and that finally is determined to have been improperly withheld shall be paid promptly by Client, plus interest thereon computed at a rate equal to one-half percent (0.5%) per month of the improperly withheld amount, accruing from the date when payment was due until the date paid.

     (f) Late Fees. NDCHealth may assess Client a late payment charge on any amount not in dispute that remains unpaid by Client after it is due, computed at a rate equal to one-half percent (0.5%) per month of the unpaid amount accruing from the date when payment was due until the date paid.

     (g) Taxes. Client shall be responsible for all sales, use, transfer, privilege, excise, charges; surcharges; or other taxes, however designated, which are levied or imposed by a Governmental Body by reason of the transactions contemplated hereby, excluding income taxes which may be levied against NDCHealth.

     (h) Audit Rights. Either party may, at any time upon reasonable notice to the other party, inspect and audit the books and records of such other party for purposes of confirming the accuracy of amounts invoiced pursuant to this Agreement (but not more than once in any six month period) pursuant to this Agreement. Each Party may engage a third party to perform audits in accordance with this Section 6(h) on behalf of such party, provided (i) such third party is not engaged in a business that is competitive with the business engaged in by the party being audited, and (ii) such third party enters into a confidentiality or similar agreement placing reasonable restrictions on such party's use of any confidential information of the audited party obtained by the third party during its performance of the audit. Audits conducted pursuant to this Section 6(h) shall be conducted in a manner that does not unreasonably disrupt or delay such party's business operations and in compliance with the reasonable security procedures of such party. The party being audited shall cooperate, as reasonably requested, in any audits performed by the auditing party (or by any third party engaged by such auditing party) pursuant to this Section 6(h). For purposes of this
          Section 6(h), "reasonable notice" means notice of at least five (5) calendar days or such shorter period that the auditing party demonstrates it reasonably requires. Any audits performed pursuant to this Section 6(h) shall be conducted at the expense of the auditing party. Each party shall retain sufficient historical business records, for a period of at least three (3) years, to evidence the accuracy of the amounts invoiced to the other pursuant to this Agreement during the Term and for a period of three (3) years thereafter.

7. TERM; TERMINATION AND TERMINATION ASSISTANCE

     (a) Term. The term of this Agreement (the "Term") shall begin on the Effective Date and, unless terminated earlier pursuant to Section 7(c) or Section 7(d) or extended pursuant to Section 7(b), shall continue until 12:01 a.m. Atlanta, Georgia time on the twentieth (20th) anniversary thereof.

     (b) Extension of Term. Unless NDCHealth provides written notice to the Client no less than six (6) months prior to the end of the Term that NDCHealth will not extend the Term, the parties shall negotiate in good faith the terms and conditions applicable to, and the duration of, an extension of the Term. If the parties have not agreed upon the terms and conditions applicable to an extension of the Term by the date two (2) months prior to the expiration of the Term, this Agreement shall expire at the end of the Term.

     (c) NDCHealth Rights to Terminate. NDCHealth may terminate this Agreement immediately upon the occurrence of any one or more of the following events:

          i. Subject to the provisions of Section 6(e), upon Client's non-payment of amounts owed to NDCHealth or Patriot within thirty
               (30) days following an arbitrator's final award in NDCHealth's or Partriot's favor in accordance with Section 10 of this Agreement; or

          ii.  upon (A) the adjudication of Client to be bankrupt or insolvent,
               (B) the filing of a petition in bankruptcy or insolvency by or against Client, or the filing of a petition seeking the appointment of a receiver with respect to all or a substantial part of the property of Client, (C) the filing by Client of a petition seeking reorganization of its debts or financial structure under a law relating to insolvency or bankruptcy, or
               (D) the institution by Client of any proceedings for liquidation or winding up of its business (other than for purposes of reorganization, consolidation or merger), provided that Client shall have sixty (60) days to obtain a stay from or dismiss any filings under this Section 7(c)(ii) that are commenced by third-parties.

     (d) Client Rights to Terminate. Client may terminate this Agreement immediately upon (A) the adjudication of NDCHealth to be bankrupt or insolvent, (B) the filing of a petition in bankruptcy or insolvency by or against NDCHealth, or the filing of a petition seeking the appointment of a receiver with respect to all or a substantial part of the property of NDCHealth, (C) the filing by NDCHealth of a petition seeking reorganization of its debts or financial structure under a law relating to insolvency or bankruptcy, or (D) the institution by NDCHealth of any proceedings for liquidation or winding up of its business (other than for purposes of reorganization, consolidation or merger), provided that NDCHealth shall have sixty (60) days to obtain a stay from or dismiss any filings under this Section 7(d) that are commenced by third-parties.

8. CONFIDENTIALITY

     (a) Definition of Confidential Information. As used herein, the term "Confidential Information" means information in the possession or under the control of a party relating to a party's technical, marketing, product and business affairs, including customer, prospect, price, and other proprietary and trade secret information, whether oral, graphic, written, electronic or in machine readable form, and includes all computer programs (and source code therefor), all amounts paid or payable to NDCHealth under Section 6 hereof, all information relating to the payment of such amounts, all proposals, plans, programs, analyses, compilations, forecasts, studies or other documents prepared by a party or by them jointly relating to the subject matter of this Agreement, including the terms of this Agreement. Confidential Information does not include information which
          (i) was in the public domain before disclosure, (ii) becomes part of the public domain after disclosure by a publication or other means except by a breach of this Agreement by the receiving party, (iii) was received from a third party under no duty or obligation of confidentiality to the disclosing party, or (iv) was independently developed by the receiving party without reference to Confidential Information.

     (b) Use of Confidential Information. Each party acknowledges that it and its affiliates, and its or their respective employees, agents and/or subcontractors, has had prior to the Effective Date, and/or will have in performing its obligations and/or exercising rights under this Agreement, access to or be directly or indirectly exposed to Confidential Information of the other party. Except as may be required to: (i) facilitate either party's performance of its obligations and/or exercise of its rights under this Agreement; or (ii) comply with any applicable law, court order or Exchange Rule, each party covenants and agrees that it shall hold confidential all Confidential Information of the other party and shall not use or disclose such Confidential Information without the express consent of the disclosing party. Each party shall take reasonable measures and efforts to provide protection for the disclosing party's Confidential Information, including measures at least as strict as those the receiving party uses to protect its own Confidential Information. A party may disclose Confidential Information of the other party only with such other party's prior written consent or as otherwise required by law, court order or Exchange Rule; provided that in each case the parties shall use all reasonable efforts to limit the disclosure and maintain confidentiality of such Confidential Information to the extent reasonably possible. If a party is served with a court or administrative order requiring any disclosure of the other party's Confidential Information, or determines that it is obligated to disclose the other party's Confidential Information pursuant to an Exchange Rule, the party receiving such order or bound by such Exchange Rule shall immediately notify the other party in writing of such service or determination and fully comply with the provisions of
          Section 8(c) of this Agreement. Upon termination or other expiration of this Agreement, all Confidential Information disclosed by a party to a receiving party shall be returned to the disclosing party or, upon the request of the disclosing party, shall be promptly destroyed and certified as destroyed by the receiving party; provided, however, that any Covered Data shall not be returned or destroyed, but shall be maintained in accordance with this Agreement. The obligations of the parties under this Section 8 shall survive the expiration or termination of this Agreement. Without limiting the generality of this
          Section 8, Client covenants and agrees that, except to the extent expressly required pursuant to law, court order or Exchange Rule, it shall not, without the prior written consent of NDCHealth, disclose to any Person that NDCHealth is the source of the Covered Data.

     (c) Notice of Orders Requiring Disclosure of Confidential Information. Each party shall immediately notify the other party in writing of any subpoena, order (judicial or administrative) or Exchange Rule requiring disclosure of Confidential Information obtained from the other party. The party whose Confidential Information is sought to be disclosed may, at such party's cost, attempt to prevent or limit the disclosure by appropriate legal means prior to any such disclosure being made. Each party shall cooperate fully with the other party in challenging any subpoena, order or Exchange Rule requiring disclosure of Confidential Information.

     (d) Equitable Remedies. The parties acknowledge and agree that irreparable harm would result to a party upon any breach of the covenants contained in this Section 8 by the other party and that damages arising out of such breach may be difficult to ascertain. Therefore, the parties agree that, in addition to all other remedies provided at law or in equity, the non-breaching party may seek, without bond, from a court of law or equity both temporary and permanent injunctive relief to prevent a breach of any of such covenants.

9. INDEMNIFICATION AND REMEDIES

     (a) Obligation to Indemnify. Each party (the "Indemnifying Party") shall hold harmless, indemnify and defend the other party (the "Indemnified Party") against all third party claims and shall pay all costs, damages and attorneys' fees, arising out of or resulting from (i) any breach by the Indemnifying Party of any of its representations, warranties, covenants or agreements contained in this Agreement, or
          (ii) any breach by the Indemnifying Party of the Act or other Applicable Laws.

          Each party agrees that the provisions contained in this Section 9 shall survive the termination or expiration of this Agreement.

     (b)  Indemnification Procedures.

          i.   Promptly after receipt by any Indemnified Party under this
               Section 9 of notice of the commencement or threatened commencement of any action, proceeding or other claim by a third party involving a claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the Indemnifying Party of such claim in writing and provide to the Indemnifying Party all reasonably available information requested. Subject to the provisions of Section 9(c)(iv), no failure to so notify an Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within thirty (30) days following receipt of notice and such reasonably available information from the Indemnified Party relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due (the applicable period referred to herein as the "Notice Period"), the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party assumes full responsibility to indemnify, defend and hold harmless the Indemnified Party and elects to assume control of the defense and settlement of that claim (a "Notice of Election"). During the Notice Period, the Indemnified Party shall use commercially reasonable efforts to extend the date on which a response to the claim is due until the Indemnifying Party has provided its Notice of Election. The Indemnifying Party shall be responsible for all costs and expenses related to such claim (including reasonable legal fees and disbursements and reasonable out-of-pocket costs of investigation and litigation) incurred by the Indemnified Party ("Costs and Expenses") during the Notice Period if the Indemnifying Party is obligated to indemnify the Indemnified Party.

          ii. If the Indemnifying Party delivers a Notice of Election relating to any claim within the required Notice Period, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim. The Indemnified Party shall not unreasonably withhold its consent to any such settlement, provided that it shall be deemed reasonable to withhold consent if the settlement would cause harm to the reputation of the Indemnified Party. After the Indemnifying Party has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the Indemnifying Party shall not be liable to the

               Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. In addition, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim for which the Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnifying Party.

          iii. If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the Notice Period, or otherwise fails to acknowledge its indemnification obligations, the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for all Costs and Expenses related to such claim. If no Notice of Election is delivered, the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, except that the Indemnified Party must use reasonable commercial efforts to reduce the amount of any such settlement. If it is determined that the Indemnifying Party failed to defend a claim for which it was liable, the Indemnifying Party shall not be entitled to challenge the amount of any settlement or compromise paid by the Indemnified Party.

     (c) Liability Limitations.

          i. In no event shall either NDCHealth or Patriot have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, special, or exemplary loss or damage suffered by Client arising from or related to this Agreement even if the party providing the services hereunder is advised of the possibility of such losses or damages, provided that these limitations shall not apply to consequential damages or lost profits. Notwithstanding anything in this Agreement to the contrary, in no event (1) shall the Data Providers' aggregate liability with respect to a single event or circumstance giving rise to a claim for damages by Client exceed $100,000 and (2) shall the Data Providers' aggregate liability pursuant to this
               Section 9 exceed $2,000,000.

          ii.  Without limiting Client's rights more specifically set forth in
               Section 9(a) above, NDCHealth acknowledges that any breach of this Agreement by NDCHealth will cause Client irreparable harm the nature of which cannot be measured or remedied by monetary damages alone and, accordingly, in the event of any breach of this Agreement by NDCHealth, Client shall be entitled to seek equitable relief including, without limitation, specific performance and injunctive relief.

          iii. Without limiting NDCHealth's rights more specifically set forth in Section 9(a) above, Client acknowledges that any breach of this Agreement by Client will cause NDCHealth irreparable harm the nature of which cannot be measured or remedied by monetary damages alone and, accordingly, in the event of any breach of this Agreement by Client, NDCHealth shall be entitled to seek equitable relief including, without limitation, specific performance and injunctive relief.

          iv. Notwithstanding anything contained herein, in no event shall the Indemnifying Party be liable for indemnification pursuant to this
               Section 9 if the Indemnified Party fails to provide notice to the Indemnifying Party pursuant to Section 9(b)(i) within two (2) years after the Indemnified Party obtains knowledge of the event, act, fact or circumstances giving rise to such claim.

10. DISPUTE RESOLUTION

     All disputes arising under this Agreement that the parties' designated representatives cannot first resolve by negotiating in good faith shall be resolved by arbitration in accordance with the Commercial Arbitration Rules (collectively, the "AAA Rules") of the American Arbitration Association. Arbitration shall be by a panel of three arbitrators experienced in the matters at issue and selected jointly by NDCHealth and Client in accordance with the AAA Rules. The arbitration shall be held in such place in Charlotte, North Carolina as may be specified by the arbitrators (or any place agreed to by NDCHealth, Client and the arbitrators). The decision of the arbitrators shall be final and binding as to any matters submitted under this Agreement and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by Applicable Laws. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses (including reasonable attorneys' fees) shall be borne by the party incurring such costs and expenses. If the arbitrators' decision is a compromise, the determination of which party bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrators on the basis of the arbitrators' assessment of the relative merits of the parties' positions. Nothing contained in this
     Section 10 or elsewhere in this Agreement shall prevent or delay a party from seeking injunctive relief of any issue for which injunctive relief is sought by either party hereto.

11. NON-COMPETITION AND NON-SOLICITATION

     (a) For a period of five (5) years after the Effective Date, Client shall not solicit (other than through the use of general employment advertising where such solicitation is not targeted at NDCHealth's employees) or hire any employees of NDCHealth without the prior written consent of NDCHealth; provided, however, that (i) if

          NDCHealth terminates an employee's employment with NDCHealth, with or without cause, the foregoing restrictions shall not apply from and after the date of such employee's termination, and (ii) if an employee of NDCHealth terminates his or her employment with NDCHealth, Client may solicit and hire the former employee without the consent of NDCHealth at any time after twelve (12) months following such employee's termination from NDCHealth.

     (b) In consideration for the licenses granted herein, and in order to induce the Data Providers to enter into and perform this Agreement and to ensure that they obtain the benefits they reasonably expect to obtain hereunder, Client covenants and agrees that for a period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date, Client shall not, directly or through its Subsidiaries (as such term is defined in the Purchase Agreement):

          (i) engage in, or own an equity or profit interest in any business which engages in, the provision of those types of products and services to those markets, in each case set forth on Schedule 11(b), in the United States (collectively, "Restricted Activities"); provided, however, that it will not be deemed a breach of this clause (i) if (A) Client and its Subsidiaries collectively own beneficially or of record in the aggregate less than five percent (5%) of any class of security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market, (B) Client engages in any activities contemplated or permitted by this Agreement or the Retail Informatics Data and Services Agreement, or (C) Client or any of its Subsidiaries acquires (and thereafter, owns and operates) all or any part of the stock and/or assets of any company or entity (the "Acquired Business") provided that the trailing twelve-month revenues derived by the Acquired Business from Restricted Activities do not exceed twenty percent (20%) of the total revenues of the Acquired Business during such twelve-month period, provided that Client sells, transfers or otherwise disposes of, to any third-party which is not an Affiliate of Client, that portion of the applicable Acquired Business or discontinues that portion of the Acquired Business in its entirety within eighteen (18) months after acquiring the Acquired Business; or

          (ii) induce or attempt to persuade any customer of the Business to terminate such relationship.

     (c) Client expressly acknowledges that (i) each of the covenants contained in this Section 11 are integral to and in consideration for the Data Providers' granting of the licenses hereunder and (ii) without the protection of such covenants, Data Providers would not have entered into this Agreement, (iii) the value and benefit of the licenses granted by Data Providers hereunder bears no relationship to the damages Data Providers may suffer in the event of any breach of any of the covenants of this Section 11, and (iv) such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect Data Providers' business interests. If this Section 11 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the fullest extent compatible with applicable laws that shall then apply. Client hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate the Data Providers in connection with an actual or threatened breach by Client of any of the provisions of this Section 11. Accordingly, Client, on its own behalf and on behalf of its Subsidiaries, hereby expressly waives all rights to raise the adequacy of Data Providers' remedies at law as a defense if either Data Provider seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 11. In addition, Data Providers shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 11.

     (d) Client hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition covenants in this Section 11 should such enforcement ever become necessary.

     (e)  For so long as Client has any continuing obligations pursuant to this
          Section 11, any successor by merger to Client or any purchaser, transferee or licensee of any assets of Client constituting substantially all of the assets of any reporting segment of Client as of the date hereof shall assume, perform and otherwise be bound by the obligations of Client set forth in this Section 11, and Client shall condition any such sale, transfer or license on the agreement by such purchaser, transferee or licensee to be bound by the obligations set forth in this Section 11.

12. MISCELLANEOUS

     (a) No waiver, modification or alteration of any of the provisions of this Agreement shall be binding unless approved in writing by a duly authorized representative of the party to be so bound. Notwithstanding any provision of this Agreement to the contrary, the parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for either party to comply with the requirements of the Act, including the Privacy and Security Rules thereof, as amended from time to time, and any privacy, security, or other administrative simplification regulations promulgated pursuant thereto.

     (b) This Agreement may not be assigned (by operation of law or otherwise) by either party in whole or in part without the prior written consent of the other party. For purposes of this Section 12(b), a Change in Control of Client involving a competitor of NDCHealth or Patriot shall be deemed to constitute an assignment of this Agreement. Neither the merger of NDCHealth with Royal Merger Co., nor the merger of WKHI with Client shall be deemed an assignment of this

          Agreement or any right hereunder. Any assignment in violation of this
          Section 12(b) shall be null and void.

     (c) This Agreement shall be construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws provisions.

     (d) All notices hereunder shall be in writing and shall be conclusively deemed to have been received and shall be effective (i) on the day on which delivered if delivered personally or transmitted by facsimile transmission, (ii) one business day after the date on which the same is delivered to a nationally recognized overnight courier service, or
          (iii) three business days after being sent by registered or certified United States mail, return receipt requested, and shall be addressed:

          i.   If to Client, to:

               NDC Health Information Services (Arizona) Inc.
               c/o Wolters Kluwer Health, Inc.
               530 Walnut Street, 7th Floor
               Philadelphia, PA 19106
               Attn: Jeffery A. McCaulley
               Telephone: 215-521-8503
               Facsimile: 215-521-8484

          ii. If to NDCHealth, to:

               NDCHealth Corporation
               c/o Per-Se Technologies, Inc.
               1145 Sanctuary Parkway, Suite 200
               Alpharetta, Georgia 30004
               Facsimile: (770) 237-4323
               Attn: General Counsel

          ii. If to Patriot, to:

               Per-Se Technologies, Inc.
               1145 Sanctuary Parkway, Suite 200
               Alpharetta, Georgia 30004
               Facsimile: (770) 237-4323
               Attn: General Counsel

          Either party may change its address for notices upon written notice to the other party.

     (e) Nothing in this Agreement shall be construed so as to constitute Client, NDCHealth or Patriot as joint venturers, partners, or agents of each other, and neither Client on the one hand nor NDCHealth or Patriot on the other hand shall have the power to obligate or bind the other in any way whatsoever.

     (f) Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed, restricted, or prevented by reason of any act of God or Governmental Body, fire, natural disaster, labor stoppage, the failure of necessary power systems or connections, or any other act or condition beyond the reasonable control of the parties, provided that the party so affected suspends performance only to the extent and for the duration that is reasonably required by the force majeure event and uses its commercially reasonable efforts to avoid or remove the causes of non-performance and continues performance promptly after those causes are avoided or removed.

     (g) Headings and captions throughout this Agreement are inserted only as a matter of convenience and for reference and they in no way define, limit, or describe the scope of this Agreement or the intent of any provision hereof.

     (h) While the parties have used their best efforts to ensure that this Agreement accurately reflects the commitments and undertakings required of each in order to ensure an orderly transition of the intercompany relationship of the parties without material disruption to their respective businesses, they agree to cooperate in good faith if after the Effective Date either party believes that it is appropriate for the parties to take further actions or provide further assurances, as may be reasonably required and agreed upon by the parties to implement and give effect to the understandings of the parties set forth herein. Without limiting the generality of the foregoing, each party shall, at any time and from time to time, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further documents, assurances or things, and secure all necessary consents, as may be reasonably required for the more perfect observance and performance by the parties of the terms of this Agreement.

     (i) Time is of the essence with respect the obligations of each of the parties to this Agreement.

     (j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     (k) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the parties respecting the subject matter hereof.

     (l) This Agreement shall be binding upon, and inure to the benefit of, each party's authorized successors and assigns including any successors or assigns to such party's business and assets.

     (m) This Agreement shall not become effective unless and until the Retail Informatics Agreement is duly executed and delivered by the parties.

13. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"AAA Rules" shall have the meaning ascribed to such term in Section 10 of this Agreement.

"Act" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and any regulations issued thereunder.

"Agreement" shall mean this Data Supply and Services Agreement and all Exhibits and Schedules hereto.

"Albertsons Agreement" shall mean that certain Service Agreement by and between Pharmaceutical Data Services, Inc. and Albertsons, Inc. dated September 15, 1992 as amended by those Addenda dated December 5, 1995, January 27, 1998, and January 1, 2004.

"Applicable Laws" shall mean all applicable laws (including those arising under common law), statutes, codes, rules, regulations, reporting or licensing requirements, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including those promulgated, interpreted or enforced by any Governmental Body.

"Biotechnology Firm" means an entity applying scientific techniques utilizing living organisms, or substances from such organisms, to manufacture or modify products for pharmaceutical use or to develop micro-organisms for specific medical treatments.

"Certified Product" shall mean a Covered Data Product for which a Level II or Level III Certification has been issued, and has not been revoked, pursuant to the Data Security Requirements.

"Change in Control" shall mean any of the following, whether in a single transaction or a series of related transactions: (a) (i) the merger, consolidation or other business combination of a party with or into another Person; (ii) the merger, consolidation or other business combination of another Person with or into a party; or (iii) the acquisition by any Person of any equity interests in a party, in each case with the effect that, immediately after such transaction, the shareholders of such party immediately prior to such transaction hold none of, or less than a majority in interest of, the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or less than fifty percent of the economic interests in such Person, or (b) the acquisition by any Person or related group of Persons, by way of merger, sale, transfer, consolidation or other business combination or acquisition of all or substantially all of the assets, business or properties of a party. Notwithstanding the foregoing, neither the merger of NDCHealth with Royal Acquisition Corp., nor the merger of WKHI with Client, shall be deemed to be a "Change in Control" hereunder.

"Client" shall have the meaning ascribed to such term in the Preamble of this Agreement.

"Client Certification" shall mean any Security Certification, Level II Certification or Level III Certification.

"Client Data" shall mean data provided to Client pursuant to Client Data Agreements and processed by NDCHealth using the NDC Proprietary Network and otherwise in accordance with this Agreement.

"Client Data Agreement" shall mean an agreement among Client and one or more third parties pursuant to which Client receives from such third party an electronic record of a single transaction or interaction between one Patient and one Health Care Provider, or between two Health Care Providers, which record does not, to Client's knowledge, contain PHI.

"Client Data Center" shall mean the facility owned or otherwise controlled by Client and dedicated to receiving and processing Covered Data in connection with the conduct of the IM Business, which facility is, as of the Effective Date, located at 2394 East Camelback Road, Phoenix, Arizona. Client shall notify NDCHealth in writing of any change in the physical location of the Client Data Center.

"Client's FTP Server" shall mean the computer server designated by Client to receive Covered Data in accordance with the Data Transmission Protocol, which server is, as of the Effective Date, located at the Client Data Center.

"Confidential Information" shall have the meaning ascribed to such term in
Section 8(a) of this Agreement.

"Contribution Agreement" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"Costs and Expenses" shall have the meaning ascribed to such term in Section 9(b)(i) of this Agreement.

"Covered Data" shall mean Licensed Data and Client Data.

"Covered Data Category" shall mean a particular type of Delivered Data sharing one or more common attributes such as the identity of the entity from whom the Delivered Data is received, a particular discrete item of data (e.g., date of birth) or other identifiable characteristic.

"Covered Data Product" shall mean any data, report, study, analysis, service or product that includes, is based upon or derived from (whether alone or in combination with any other data) any portion of the Delivered Data or any Legacy Covered Data.

"Data Agreement" means any NDC Data Agreement or any Patriot Data Agreement.

"Data Acquisition Costs" shall mean any consideration paid by, or additional costs (other than costs arising solely in connection with the Service Level Commitments, Data Security Requirements, Maintenance, Training and Support and related obligations of the Data Providers under this Agreement) incurred, paid or otherwise borne by any Data Provider to induce any third party to (i) agree to renew or extend the term of any Data Agreement or (ii) authorize the license of any Network Data pursuant to such Data Agreement.

"Data Alteration Event" shall have the meaning ascribed to such term in Section 1(c)(i) of this Agreement.

"Data Providers" shall mean NDCHealth and Patriot.

"Data Security Requirements" shall mean the procedures, certifications and methods for processing, handling, storing and disclosing PHI Data Sets set forth in Exhibit D attached hereto.

"Data Suspension Event" shall have the meaning ascribed to such term in Section 4(b) of this Agreement.

"Data Transmission Protocol" shall mean the electronic transmission of Delivered Data in accordance with the Service Level Commitments.

"Delivered Data" shall mean Network Data and Client Data.

"Effective Date" shall have the meaning ascribed to such term in the Preamble of this Agreement.

"Encryption Engine" shall mean certain software developed by NDCHealth prior to the Effective Date and useful for encrypting PHI Data Sets using the advanced encryption standard, a symmetric algorithm that utilizes block encryption and meets the requirements of Federal Information Processing Standard 197 as approved by the United States Department of Commerce, the Encryption Engine being the Algorithm referred to in Section 1.2(a) of the Contribution Agreement.

"Escrow Agreement" shall mean the escrow agreement among NDCHealth, Client and Iron Mountain Intellectual Property Management Co., Inc., as Escrow Agent, entered into pursuant to the Contribution Agreement.

"Exchange Rule" shall mean any rules of any exchange or other trading environment in which the securities of a party are publicly traded.

"Existing Messaging Programs" shall mean the Messaging products more specifically described in Exhibit E attached hereto.

"Existing PHI Products" shall mean the products provided pursuant to those agreements, more specifically described in Exhibit G attached hereto.

"Extracted Physician Data" shall have the meaning ascribed to such term in
Section 5(d). "Extraction Tool" shall have the meaning ascribed to such term in
Section 5(d).

"Extraction Tool Development Fee" shall have the meaning ascribed to such term in Section 5(d).

"Fee Schedule" means the schedule of fees to be paid by Client to NDCHealth set forth on Exhibit F attached hereto.

"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Gross Messaging Revenues" shall mean gross revenues received by the parties from their joint efforts with respect to the provision and sale of Pharmaceutical Messaging Products provided during the Term.

"Health Care Provider" shall have the meaning ascribed to such term in the Act.

"IM Business" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"IM Field" shall mean the provision of IM Products to pharmaceutical manufacturers, Biotechnology Firms, Medical Device Manufacturers and Wall Street investment and private equity firms (buy and sell side).

"IM Party" shall mean IMS Health Incorporated.

"IM Products" shall mean the types of products set forth on Exhibit H.

"Indemnified Party" shall have the meaning ascribed to such term in Section 9(a) of this Agreement.

"Indemnifying Party" shall have the meaning ascribed to such term in Section 9(a) of this Agreement.

"Individual" shall have the meaning ascribed to such term in the Act.

"Informatics Business Agreements" shall mean (i) agreements between NDCHealth and any other Person entered into after the Effective Date which provide for the delivery to NDCHealth of PHI Data Sets, and (ii) agreements amending agreements to which NDCHealth was a party prior to the Effective Date which either (x) include within their scope the delivery, to NDCHealth, of PHI Data Sets or (y) contemplate, among other things, an amendment providing for the delivery to NDCHealth of PHI Data Sets.

"Informatics Field" shall mean the provision of informatics products derived from PHI Data Sets to the Retail Pharmacy Industry.

"Key" shall mean the proprietary encryption key useful for both encrypting and de-encrypting Covered Data processed by the Encryption Engine.

"Key Account Agreements" shall mean the agreements more specifically described in Exhibit G attached hereto and such other agreements as Client may enter into after the Effective Date in accordance with Section 5(e) of this Agreement.

"Key Account Personnel" shall have the meaning ascribed to such term in Section 5(f) of this Agreement.

"Key Account Services" shall mean the services required to be provided pursuant to the Key Account Agreements set forth on Exhibit G.

"Legacy Covered Data" shall mean Covered Data first delivered to Client on or before the Effective Date.

"Legacy Product" shall mean a Covered Data Product which contains Legacy Covered Data for which NDCHealth had obtained Level II Certification or Level III Certification on or before the Effective Date, and which certification remains valid.

"Level I De-Identification" shall mean de-identification of PHI pursuant to Level I Certifications.

"Level I Certification" shall mean a certification, made in accordance with Level I of the Data Security Requirements, including all applicable Privacy and Security Rules, that Covered Data transmitted to Client is de-identified in compliance with the Act, including the Privacy and Security Rules.

"Level II Certification" in respect of a Covered Data Product shall mean a certification, made in accordance with Level II of the Data Security Requirements, including all applicable Privacy and Security Rules, that applying generally accepted statistical and scientific methods for rendering information not individually identifiable, the risk is Very Small that the Delivered Data included in the Covered Data Product could be used, alone or in combination with other reasonably available information, by an anticipated recipient to identify an Individual who is a subject of the information.

"Level III Certification" in respect of any Covered Data Product shall mean a certification, made in accordance with Level III of the Data Security Requirements, including all applicable Privacy and Security Rules, that applying generally accepted statistical and scientific methods for rendering information not individually identifiable, the risk is Very Small that the Delivered Data included in the Covered Data Product could be used, alone or in combination with other reasonably available information, by an anticipated recipient to identify an Individual who is a subject of the information.

"Licensed Data" shall mean data derived from PHI Data Sets provided to NDCHealth pursuant to NDC Data Agreements and processed by NDCHealth using the NDC Proprietary Network.

"Medical Device Manufacturers" means a manufacturer of diagnostic and laboratory products, orthopedic products, surgical devices, cardiac rhythmia management products, and implantable cardiac defibrillators.

"Messaging" shall mean the delivery of pharmaceutical manufacturer sponsored textual information to pharmacies using the NDC Proprietary Network.

"Merger" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"Merger Agreement" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"NDC Data Agreements" shall mean all agreements between NDCHealth on the one hand, and Health Care Providers or customers in the Retail Pharmacy Industry, on the other hand, now existing or hereafter arising from time-to-time during the Term pursuant to which such third parties agree to provide to NDCHealth, certain PHI Data Sets and the terms of which NDCHealth has determined, in its reasonable discretion, permit NDCHealth, to license the Licensed Data to Client in the manner contemplated by this Agreement.

"NDC Expenses" shall have the meaning ascribed to such term in Section 6(b) of this Agreement.

"NDC Field" shall mean the provision or delivery of the types of products listed in:

     (i) the Network Services Category, Provider Applications Category, and Financial Services Transaction Processing Category set forth on
          Exhibit I to the Retail Pharmacy Industry, Health Care Providers, non-governmental third party payers and consumers;

     (ii) the Patient Safety and Compliance Category and Other Messaging, Fraud and Abuse Category, Key Account Agreements, Wall Street and Private Equity Firms set forth on Exhibit I to Health Care Providers, non-governmental third party payers and consumers.

     (iii) the Information Management Category set forth on Exhibit I to the Retail Pharmacy Industry and non-governmental third party payers;

     (iv) the Longitudinal Record Category set forth on Exhibit I to non-governmental third party payers and Health Care Providers.

     (v) the Private Label PBM, Mail Order and Rebate Capture Category set forth on Exhibit I to the Retail Pharmacy Industry.

"NDCHealth" shall have the meaning ascribed to such term in the Preamble of this Agreement.

"NDC Proprietary Network" shall mean the proprietary network of computer software (including NDCHealth's use of the Encryption Engine as authorized in Section 1(e)(i)(v) of this Agreement), computer hardware, databases and related processes utilized by NDCHealth to prepare Delivered Data for delivery to Client.

"NCPDP" shall mean National Council for Prescription Drug Programs.

"Net Messaging Revenues" shall mean, in respect of any fiscal year, Gross Messaging Revenues in excess of $2,600,000, less that portion allocated to such excess Gross Revenues with respect to all sales commissions, direct third party costs incurred in providing Messaging products, (including Existing Messaging Programs) including payments to pharmacies and other third parties in connection with their participation in or facilitation of such Messaging products.

"Network Data" shall mean the Patriot Data and the Licensed Data.

"New PHI Products" shall mean modified Existing PHI Products and new products containing PHI Data Sets all to the extent agreed upon pursuant to Section 5(e) of the Agreement and required to be provided pursuant to any Key Account Agreement.

"New Services" shall mean services provided by NDCHealth to Client which services either (i) were not provided prior to the Effective Date, but are agreed upon by NDCHealth and Client during the Term and thereafter provided by NDCHealth to Client, or (ii) constitute a modification of services to be provided by NDCHealth to Client as of the Effective Date pursuant to Sections 5(a) through 5(i).

"Notice of Election" shall have the meaning ascribed to such term in Section 9(b)(i) of this Agreement.

"Notice Period" shall have the meaning ascribed to such term in Section 9(b)(i) of this Agreement.

"Patriot" shall have the meaning ascribed to such term in the Preamble of this Agreement.

"Person" shall mean an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a Governmental Body.

"Permitted Designee" shall mean Acxiom Corporation, or such other third party designated by client from time to time and reasonably acceptable to Patriot, provided that Acxiom Corporation, or such other designee (as the case may be), shall have executed and delivered an acknowledgement or similar agreement, in a form and substance reasonably satisfactory to Patriot, obligating Acxiom Corporation, or such other designee (as the case may be), to receive and maintain any Covered Data in a manner compliant with the Act and all Applicable Law and requiring Acxiom Corporation, or such other designee (as the case may be), to be subject to and adhere at all times to all confidentiality, privacy and security obligations of this Agreement, the Act and all Applicable Law (including the implementation of all policies and procedures) necessary to obtain and maintain the Security Certification.

"Patriot Data" shall mean data derived from PHI Data sets provided to Patriot pursuant to Patriot's Data Agreements and processed by Patriot using the NDC Proprietary Network.

"Patriot Data Agreements" shall mean all agreements between Patriot on the one hand and Health Care Providers on the other hand, now existing or hereafter arising from time-to-time during the Term pursuant to which such third parties agree to provide Patriot certain PHI Data Sets and the terms of which Patriot has determined, in its reasonable discretion, permit Patriot to license the Patriot Data to Client in the manner contemplated by the Agreement.

"PHI" shall mean protected health information, as that phrase is defined in the Act.

"PHI Agreements" shall mean the agreements to provide Existing PHI Products.

"PHI Data Set" shall mean an original electronic record of a single transaction or interaction (including, among other things, reject and reversal transactions, hospital transaction data and physician claim data) between one Patient and one Health Care Provider, or between two Health Care Providers, which record, immediately prior to encryption and delivery to NDC Health, contains PHI or, if associated with one or more other PHI Data Sets, could be used to determine PHI.

"Privacy and Security Rules" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. part 160 and part 164, subparts A and E, and the regulations promulgated thereunder; and the Security Standards at 45 C.F.R. parts 160, 162 and 164, and the regulations promulgated thereunder, in all cases, as in effect or amended from time to time.

"Prohibited Use" shall mean:

     i. any offer for sale, sale, license, delivery, distribution or other conveyance of any Covered Data Product that does not constitute a Certified Product at the time of such offer for sale, sale, license, delivery, distribution or other conveyance;

     ii. any use of the Covered Data (whether alone or in combination with any other data) to identify a pharmacy, hospital, payer or individual;

     iii. any attempt, directly or indirectly, to derive PHI from any Covered Data; and

     iv. any offer for sale, sale, license, delivery, distribution, other conveyance or use of the Covered Data in a manner that violates this Agreement, the Act or any other Applicable Laws.

"Purchase Agreement" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"Purchaser" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"Qualified Statistician" shall mean a person with appropriate knowledge of and experience with generally accepted statistical and scientific methods for rendering information not individually identifiable.

"Retail Informatics Products" shall have the meaning ascribed to such term in
Section 5(g).

"Retail Pharmacy Industry" shall mean the business of owning or operating establishments or operations where prescriptions are filled for consumers, including without limitation, pharmacies, general merchandise stores, hospitals, long-term care facilities, mail order and specialty operations and future locations where prescription fulfillment and drug sales to consumers occur.

"RI Agreement" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"Sale Transaction" shall have the meaning ascribed to such term in the Recitals of this Agreement.

"Security Certification" shall mean a certification, made in accordance with the Data Security Requirements, that all access, extraction, compilation, assimilation, manipulation, analysis and other processing of the Covered Data by Client, or by any Person acting on Client's behalf or at Client's direction, is being conducted in compliance with the Act, including the Privacy and Security Rules.

"Serono Agreement" shall mean that certain Service Agreement dated September 1, 2002 by and between NDCHealth Corporation and Serono, Inc. as amended by the First Amendment to Service Agreement dated May 28, 2993, Second Amendment to Service Agreement dated November 3, 2003, Third Amendment to Service Agreement dated July 18, 2004, and the Fourth Amendment to Service Agreement.

"Service Level Commitments" shall mean the technical, qualitative, quantitative and other standards and commitments, consistent with the standards and commitments on the date hereof, examples of which are set forth on Exhibit A attached hereto.

"Term" shall have the meaning ascribed to such term in Section 7(a) of this Agreement.

"Transition Services Agreement" shall mean that certain Transition Services Agreement, dated the date hereof, between NDCHealth and Client.

"Very Small" shall have the meaning given it by the National Institute of Standards and Technology, or such other standard as may be required from time-to-time by the Act.

"Walgreens Agreement" shall mean that certain License Agreement dated January 9, 1992 by and between Pharmaceutical Data Services, Inc. as amended by Addenda dated February 24,

1993, May 13, 1993, March 8, 1995, January 8, 1999, July 14, 1999, January 1,
2001, January 1, 2001 and August 20, 2004.

                            [Signatures on next page]

                                 SIGNATURE PAGE
                                       TO
                       DATA SUPPLY AND SERVICES AGREEMENT

     IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed and delivered this Agreement as of the Effective Date.

Joinder for Purposes of Section 11.     NDCHEALTH:
By execution below Wolters Kluwer
U.S. Corporation does hereby agree      NDCHealth Corporation
that it and its Affiliates are, and
shall be bound by the provisions of
Section 11 hereof and shall be liable   By: /s/ Randolph L.M. Hutto
to NDCHealth and Patriot for any            ------------------------------------
breach of section 11 by Client,         Name: Randolph L.M. Hutto
Wolters Kluwer U.S. Corporation or      Title: EVP
any of their respective Affiliates

WOLTERS KLUWER U.S. CORPORATION         PATRIOT:

                                        Per-Se Technologies, Inc.
By: /s/ Bruce C. Lenz
    --------------------------------
Name: Bruce C. Lenz                     By: /s/ Philip M. Pead
Title: Secretary                            ------------------------------------
                                        Name: Philip M. Pead
                                        Title: President


                                        CLIENT:

                                        NDC Health Information Services
                                        (Arizona) Inc.


                                        By: /s/ Randolph L.M. Hutto
                                            ------------------------------------
                                        Name: Randolph L.M. Hutto
                                        Title: EVP